Cornerstone Bancshares, Inc. Announces 3rd Quarter 2007 Financial Results
Thursday, October 18, 2007 8:00 AM
- PR Newswire

Chattanooga, Tenn., October 18, 2007 /PRNewswire-FirstCall via COMTEX/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc posted 3rd quarter earnings of $559 thousand or $.09 a share, outpacing performance by many in Financial Services sector. These positive net results occurred despite significant volatility experienced in the financial services industry. The Bank had no sub prime losses to report. It maintains a strong position against risk from sub prime issues due to proactive management policy and underwriting guidelines established internally over two years ago restricting lending practices in this arena.

Total year to date earnings through September 2007 were reported at $3.78 million resulting in a year-to-date earnings per share of $.58. Earnings for the same period last year were $4.37 million with earnings per share of $.68. Year-to-date net interest income increased 12.5% from last year, and was the result of continued above average growth in the Bank’s balance sheet. The Bank experienced continued exceptional loan growth as the loan portfolio finished the 3rd quarter with an average balance of $367 million, up 27.7% over the same period last year. Asset growth followed this upward direction as the Bank ended the 3rd quarter with an average balance of $434 million, up 24.2% from the same period last year. Total deposits increased 19.1% from the 3rd quarter last year to September 2007, ending with an average balance of $314 million. Overall, the Bank’s double digit growth represents results that exceed national trends for the sector.

The Bank’s outlook for the remainder of 2007 and into 2008 remains strong with above industry average yields expected. The strategic position of the Bank in the marketplace remains highly favorable as it continues to capitalize on market opportunities created by the continued fallout from other financial institutions with sub prime lending problems and the consolidation of regional and national banks. Growing consumer dissatisfaction with declining customer service levels and increased offshore account servicing operations of larger banking institutions provides the Bank with a highly attractive business proposition relative to its competitors due to its low fee structure, personal service approach and consistent record of performance.

The Bank did experience a slight compression in the net interest margin this quarter, largely due to the Bank’s deposits repricing at a faster rate than the earning assets. The Bank’s year to date net interest margin for 2007 was 5.42% compared to 5.82% for the same period in 2006. The Company expects its net interest margin to continue to compress over the next 12 months until it reaches a more sustainable range of 4.85% to 5.00%. Other corrective action in the 3rd quarter was taken by management to address potential financial implications of an isolated loan matter announced last quarter. The Bank provided $2.5 million to the loan loss allowance this quarter specifically to offset the potential impact of this particular loan. During the 3rd quarter, the Bank successfully executed arrangements resulting in continued operation of the responsible entity, greatly increasing the prospects for positive repayment of the $5.5 million in collateralized debt associated with the account. Management determined in consultation with external accountants the appropriate allowance level in order to offset any potential shortfalls of collateral if the company were to unexpectedly discontinue operations and to satisfy the requirements of FAS 114. While the Company’s earnings forecast for 2007 year-end has been adjusted to $5.4 million or $.83 per share, down from $6.5 million or $1.00 per share to adjust for the specific loan loss provision previously reported and general economic conditions, the Company’s overall earnings record continues to show exceptional performance compared to the industry and its peers.

Cornerstone Bancshares, Inc. is a one-bank holding company headquartered in Chattanooga, Tennessee with 5 branches and loan production offices in Dalton, GA and Knoxville, TN. The Bank has $450 million in assets and specializes in financial and banking services for businesses.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The statements are based on management's current beliefs and assumptions about expectations, estimates, strategies and projections. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

Media Contact:	Frank Hughes, President & COO of Cornerstone Bancshares, Inc. Phone number: 423-385-3009

CORNERSTONE BANCSHARES, INC.
Selected Financial Information
as of September 30, 2007
(in thousands)

	Three Months			Year-to-Date
	Ending September 30%			Ending September 30%
EARNINGS SUMMARY	2007	2006	Change	2007	2006	Change
Interest income	$9,131	$7,534	21.2%	$25,978	$21,229	22.4%
Interest expense	3,785	2,781	36.1%	10,388	7,375	40.8%
Net interest income	5,346	4,753	12.5%	15,590	13,854	12.5%
Provision for loan loss	2,964	205	1345.6%	3,201	1,058	202.5%
Net interest income after provision	2,383	4,548	-47.6%	12,390	12,796	-3.2%
Noninterest income	359	418	-14.2%	1,162	1,535	-24.3%
Noninterest expense	2,371	2,423	-2.1%	8,115	7,221	12.4%
Pretax income	370	2,543	-85.4%	5,437	7,110	-23.5%
Income taxes	(189)	997	-119.0%	1,662	2,745	-39.5%
Net income	$559	$1,546	-63.8%	$3,775	$4,365	-13.5%

Earnings per common share	$0.09	$0.24	-64.3%	$0.58	$0.68	-14.2%
Weighted average common shares outstanding (1)	6,520,059	6,501,630		6,517,249	6,471,364

	Three Months			Year-to-Date
AVERAGE BALANCE	Ending September 30%			Ending September 30%
SHEET SUMMARY	2007	2006	Change	2007	2006	Change
Loans, net of unearned income	367,056	287,354	27.7%	$344,890	$280,166	23.1%
Investment securities & Other	43,561	43,486	0.2%	40,453	38,817	4.2%
Earning assets	410,618	330,840	24.1%	385,343	318,983	20.8%
Total assets	434,018	349,508	24.2%	407,445	338,902	20.2%
Noninterest bearing deposits	46,673	35,752	30.5%	42,541	36,139	17.7%
Interest bearing transaction deposits	93,978	92,026	2.1%	91,263	91,970	-0.8%
Certificates of deposit	173,773	136,164	27.6%	161,730	129,905	24.5%
Total deposits	314,425	263,942	19.1%	295,534	258,014	14.5%
Other interest bearing liabilities	75,625	46,708	61.9%	68,977	43,715	57.8%
Shareholder's equity	41,729	36,359	14.8%	40,561	34,917	16.2%

	Three Months		Year-to-Date
	Ending September 30		Ending September 30
SELECTED RATIOS	2007	2006	2007	2006

Average equity to average assets	9.61%	10.40%	9.95%	10.30%
Average net loans to average total assets	84.57%	82.22%	84.65%	82.67%
Return on average assets	0.52%	1.77%	1.24%	1.72%
Return on average total equity	5.36%	17.01%	12.41%	16.67%
Actual Equity on September 30,	$41,273,694	$36,864,528
Actual # shares outstanding on Sept. 30	6,519,718	6,506,318
Book value per common share	$6.33	$5.67